Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

MANTYLA MCREYNOLDS LLC

178 South Rio Grande Street, Suite 200

Salt Lake City, Utah 84101

Telephone: 801.269.1818

Facsimile: 801.266.3481

The Board of Directors
Emerald Oil, Inc.:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Emerald Oil, Inc. (the “Company”) our report dated March 14, 2011, with respect to the consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2010, which report appears in the December 31, 2012 annual report on Form 10-K of the Company, incorporated herein by reference. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah

December 11, 2013